SPECIAL MEETING OF SHAREHOLDERS PRINCIPAL BOND FUND, INC.
                             HELD NOVEMBER 2, 1999

1.  Election of the Board of Directors.

                            For              Withheld

    Aschenbrenner        9,368,123            263,608
    Davis                9,321,192            310,539
    Eucher               9,359,933            271,798
    Ferguson             9,327,347            304,384
    Gilbert              9,368,024            263,707
    Griswell             9,357,082            274,649
    Kimball              9,370,272            261,459
    Lukavsky             9,307,947            323,784

2. Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

         9,354,520           131,120               146,092

3.  Amendment of Management Agreement to:
    A. Provide transfer agency services through a separate agreement.

          In Favor            Opposed               Abstain

         8,947,669           336,921               347,140

    B. Clarify changes to delegation provision.

          In Favor            Opposed               Abstain

         9,020,320           284,091               327,320

4.  Approval of changes to fundamental investment restrictions regarding:
    D. Diversification.

         In Favor       Opposed      Abstain   Broker Non-Votes

        8,439,042       424,473      283,670       484,547